                                                                     EXHIBIT 2.1
                            THE EQUITABLE BUILDING
                               DES MOINES, IOWA

                          REAL ESTATE SALE AGREEMENT
                          --------------------------


          THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the _____day of August, 1996, by and between FIRST CAPITAL SERIES XII - EQUITABLE, L.L.C. ("Seller"), a Delaware limited liability company with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and ALCOCK DEVELOPMENT CO., INC. ("Purchaser"), an Illinois corporation, with an office at 1255 N. Sandburg Terrace, Suite 509, Chicago, Illinois 60610.

                                 RECITALS
                                 --------

          A. Seller is the owner of a certain parcel of real estate (the "Real Property") in the City of Des Moines, County of Polk, State of Iowa, which parcel is more particularly described in attached Exhibit A, and upon which is located an office building commonly known as "The Equitable Building".

          B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

          1. PURCHASE AND SALE
             -----------------

               Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements on the Real Property and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Property or any part thereof; (iii) all furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith; (iv) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property, including those service contracts set forth on Schedule 1 attached hereto (the "Service Contracts"), and (v) all right, title and interest of Seller under any and all assignable licenses and permits; all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined); (items (i) through (v) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes (i) all property owned by tenants or other users or occupants of the Property, and (ii) all rights with respect to any refund of taxes applicable to any period prior to the "Closing Date" (as defined herein), except for any such refunded amounts which must be refunded to tenants under the terms of the Leases.

          2. PURCHASE PRICE
             --------------

               The purchase price to be paid by Purchaser to Seller for the Property is Seven Million Dollars ($7,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.
               -------------

               (i) Within two (2) business days after execution of this Agreement by Purchaser, Purchaser shall deliver to the Chicago office of Ticor Title Insurance Company ("Escrowee" or "Title Insurer") initial earnest money (the "Initial Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00), pursuant to a strict joint order escrow agreement by and among Seller, Purchaser and Escrowee. The Initial Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the "Earnest Money". The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

               (ii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as partial payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller, such delivery to be without prejudice to the other rights and remedies of Seller due to such a default as provided in this Agreement or at law or in equity conferred. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Escrowee to Purchaser, and Purchaser shall have the remedy provided for in
Section 7(A) below.

          B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

     3.   EVIDENCE OF TITLE
          -----------------

          A. Title. Seller shall, within ten business (10) days after the date of this Agreement, deliver to Purchaser a current (that is, effective after the date of this Agreement) commitment for a the current form of ALTA Owner's Title Insurance Policy Form B (the "Title Commitment"), in the amount of the Purchase Price, issued by the Title Insurer. At Closing, Seller shall deliver to Purchaser a later-dated commitment in the amount of the Purchase Price reflecting the conveyance of the Property to Purchaser, subject only to those exceptions which are more fully described on attached Exhibit B and exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions").

          B. Survey. Seller shall, within thirty (30) days after the date of this Agreement, deliver to Purchaser a current survey (the "Survey") of the Real Property prepared by a surveyor licensed in the State of Iowa in accordance with the Minimum Standard Requirements for Land Title Surveys (as jointly established and adopted in 1992 by the American Land Title Association and American Congress on Surveying and Mapping) for an "Urban ALTA/ACSM Land Title Survey" (as defined therein), certified to Purchaser and Seller as being so prepared.

          C. Review of Title and Survey. If the Title Commitment or Survey disclose exceptions to title other than those Permitted Exceptions which are noted on attached Exhibit B, then Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the tenth (10th) day after its receipt of the last of the Title Commitment and the Survey within which to notify Seller of any such exceptions to title to which Purchaser objects. If any additional exceptions to title arise between the date of the Title Commitment, the Survey and the Closing, Purchaser shall have five (5) days after its receipt of written notice of same within which to notify Seller of any such exceptions to title to which Purchaser objects. Any such exceptions to title not objected to by Purchaser as aforesaid shall become

Permitted Exceptions. If Purchaser objects to any such exceptions to title, Seller shall have until Closing (but in any event at least fifteen [15] days after it receives notice of Purchaser's objection(s)) to remove such exceptions to title by waiver or endorsement by the Title Insurer. If Seller fails to remove any such exceptions to title as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions to title (in which event, all such exceptions to title shall be deemed "Permitted Exceptions"), provided that Purchaser shall be entitled to deduct from the Purchase Price the amount of any liens or encumbrances of a definite or ascertainable amount (other than those for which Seller has caused the Title Insurer to waive or endorse over.

     4.   CLOSING
          -------

          A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10:00 a.m. on the 30th day after the complete expiration of the "Review Period" (as defined herein), at the Chicago office of the Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.
               -----------------

               (i) Seller. At Closing, Seller shall deliver to Purchaser the following:

                    (a) a "Special" Warranty Deed, subject only to Permitted Exceptions, and in form acceptable to the Title Insurer, conveying title to Purchaser;

                    (b) a "special" or "limited" warranty bill of sale sufficient to transfer to Purchaser title to the tangible personal property and expressly disclaiming any warranties other than as to title as aforesaid;

                    (c) a letter advising tenants under the Leases of the change in ownership of the Property;

                    (d) an assignment of Seller's interest under the Leases and Service Contracts;

                    (e) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code; and

                    (f) a closing statement to be executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below.

               (ii) Purchaser. Purchaser shall deliver or cause to be delivered to Seller at Closing:

                    (a) the funds required pursuant to Section 2(B) above; and

                       (b) an assumption agreement whereby Purchaser (i) assumes all liabilities and agrees to perform all obligations of Seller under the Leases and Service Contracts after Closing, and (ii) indemnifies Seller and Seller's affiliates from and against any and all claims, debts, liabilities and the like relating to the Leases and Service Contracts after Closing.

               (iii) Within the Review Period (as defined in Section 8 below), Seller and Purchaser shall agree upon the form of all closing documents. If Seller and Purchaser do not or cannot agree upon the form of all such closing documents within the Review Period, then either party may terminate this Agreement by notice received by the other party within five (5) days after the expiration of the Review Period. If neither Seller nor Purchaser terminates this Agreement as aforesaid, then Purchaser's or Seller's failure to so terminate within said 5-day period shall constitute its acceptance of the form of all closing documents then most recently proposed by Seller.

               (iv) On the Closing Date, the keys to the Property, the files and records relating to the Property (other than Seller's internal analysis, forecasts and memoranda), and the documents in Seller's possession which comprise the Leases and Service Contracts, shall be made available to Purchaser at the Property.

          C.   Closing Prorations and Adjustments.
               ----------------------------------

               (i) The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

                       (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

                       (b) the "minimum" or "base" rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created. To the extent not set forth on said schedule, percentage or overage rent and reimbursement of real estate taxes payable, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases shall be prorated as follows: with respect to percentage rents, and upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any rents (including, without limitation, percentage rents), reimbursement or contribution to be made by any tenant shall be made in accordance with such tenant's Lease as now existing and Purchaser shall promptly pay to Seller a pro-rata portion of such rents, reimbursement or contribution, based upon apportionment being made as of the Closing Date, promptly after the date when such rents, reimbursement or contribution is received from the tenant;

                    (c) with respect to tenant improvement costs or leasing commissions relating to Leases or New Leases (as hereinafter defined) executed after [the date hereof] Seller and Purchaser agree that such costs and commissions shall be prorated over the term of any such Lease or New Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular Lease.

                    (d) the amount of security deposits paid under the Leases;

                    (e) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

                    (f) amounts due and prepayments under the Service Contracts;

                    (g) assignable license and permit fees; and

                    (h) other similar items of income and expenses of operation.

               (ii) Notwithstanding the foregoing, Seller shall in all events be entitled to retain amounts paid by tenants for real estate taxes and assessments and common area expenses as of the Closing to the extent not in excess of such taxes and expenses paid by Seller for the period prior to the Closing Date. Further, for purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party.

               (iii) Notwithstanding anything to the contrary contained in this
Section 4, Seller reserves the right to meet with governmental officials and to contest the 1996 real estate tax assessment of the Property or any portion thereof, and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, except for any such refunded amounts which must be refunded to tenants under the terms of the Leases.

          D.   Transaction Costs.
               -----------------

               All closing and other transaction costs (including, without limitation, transfer taxes, sales and use taxes, documentary stamps and intangible taxes and similar taxes or charges, title insurance premiums, recording charges and escrow fees) shall be split equally by Seller and Purchaser, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

          E.   Possession.
               ----------

               Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION
          ------------------------------

          If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the reasonably estimated cost to repair the effect of such condemnation, destruction or damage is at least $250,000, Purchaser shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If (i) the reasonably estimated cost to repair the effect of such condemnation, destruction or damage is less than $250,000, or (ii) Purchaser otherwise elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto. In such event, Seller shall, at Closing, (i) execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items, and (ii) credit against the Purchase Price the amount of any deductible or co-insured amount under Seller's insurance. If Seller elects to terminate this Agreement as permitted above, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement.

     6.   BROKERAGE
          ---------

          Seller agrees to pay upon Closing (but not otherwise) a brokerage commission of three and one-half percent (3.5%) of the Purchase Price due to Holmes Barile Advisors, Inc. ("Broker") for services rendered in connection with the sale and purchase of the Property, and Broker shall be responsible for the payment of a brokerage commission to Alcock Development Co., Inc. equal to Sixty Thousand Dollars ($60,000.00). Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES
          --------------------

          A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (ii) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

          B. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in accordance with the terms of this Agreement, then, as Seller's sole and exclusive remedy hereunder, seller shall be entitled to retain the Earnest Money as liquidated damages, and upon the delivery of the Earnest Money to Seller, this Agreement shall be null and void, except that Seller's indemnification rights under Section 9(G) below shall survive the Closing.

          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITIONS PRECEDENT
          --------------------

          A.   Inspection Period.
               -----------------

In accordance with the limitations and provisions of Section 9(G) below, Purchaser shall have until August 22, 1996 (the "Review Period") within which to inspect the Property, and the files and records relating to the Property (other than Seller's internal analysis, forecasts and memoranda), provided that the Review Period shall extend through August 29, 1996, only with respect to environmental matters. Seller agrees to cooperate with Purchaser in the conduct of Purchaser's reviews and inspections hereunder. If Purchaser, in its sole discretion, determines not to proceed with the purchase of the Property, Purchaser shall notify Seller of such decision within the Review Period. If such notice is given after August 22, 1996, it shall contain Purchaser's certification that it has elected not to purchase the Property for a reason or reasons relating to the environmental condition of the Property, and identifying the reason or reasons. Upon either such notice, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Purchaser's failure to so notify Seller within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(A).

          B.   Estoppel Certificates.
               ---------------------

               (i) In the event that neither Seller nor Purchaser elect to terminate this Agreement pursuant to Section 8(A) above, Seller shall, within ten (10) days after the expiration of the Review Period, send estoppel certificates (individually, an "Estoppel Certificate" and collectively, the "Estoppel Certificates") to each tenant occupying space at the Property as of the last day of the Review Period. The Estoppel Certificates shall be in the form of Exhibit C attached hereto (the "Form Tenant Estoppel Certificate"). During the Review Period, Seller and Purchaser shall agree upon the composition of the documents for attachment to the Form Tenant Estoppel Certificates.

               (ii) It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that Seller provide to Purchaser, at Closing, Estoppel Certificates executed by tenants occupying not less than seventy percent (70%) of the net rentable square footage of space occupied by tenants at the Property as of the date of this Agreement (the "Required Tenants"). The Estoppel Certificate executed by each tenant shall (i) be in substantially the form of the Form Tenant Estoppel Certificate, and (ii) raise no matters or contain any documents which are inconsistent with the information set forth in the copy of the Lease attached to such Estoppel Certificate sent to such tenant, and (iii) shall certify all information included in (and all attachments to) the form of Estoppel Certificate sent to such tenant, except that an Estoppel Certificate shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8(B) if it contains the qualification by the tenant of paragraphs 4 or 9 thereof as being to the best of its knowledge or as being subject to any similar qualification (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates").

               (iii) Notwithstanding the foregoing, Seller may choose at its option to satisfy the Estoppel Certificate condition of this Section 8(B) for one or more tenants, if any, by furnishing Purchaser a "Landlord Certificate" for any such tenant. Seller's liability under any Landlord Certificate shall terminate upon the sooner of: (i) the termination or amendment of the applicable Lease (provided such termination is not the direct result of a default or alleged default of the Lease pursuant to a landlord-tenant controversy), (ii) when Purchaser subsequently obtains an Estoppel Certificate for the applicable tenant, or (iii) the first (1st) anniversary of the Closing, and any such Landlord Certificate shall be qualified to as Seller's Actual Knowledge (as defined herein).

               (iv) In the event that Seller is unable to provide to Purchaser the Required Estoppel Certificates at Closing, Purchaser may either: (x) elect not to purchase the Property, in which event this Agreement shall be null and void, the Escrowee shall promptly return the Earnest Money to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 9(G); or (y) elect to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Seller shall not be obligated to provide any additional Estoppel Certificates to Purchaser after Closing.

          C.   Title Policy.
               ------------

It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that the Title Insurer be prepared to issue, as of the Closing, a title policy in the amount of the Purchase Price and in the form provided in Section 3 above, insuring title to the Real Property in the name of Purchaser, subject only to Permitted Exceptions.

     9.   MISCELLANEOUS
          -------------

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that, if the Closing occurs, it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration, subject to the express representations, warranties, covenants and agreements contained herein. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser, except that Purchaser may assign its interest under this Agreement to any entity where the majority of the equity interests thereof are owned and controlled by Gary Alcock. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the terms "Seller" and "Purchaser" shall be deemed to include any permitted assignee or other transferee of any Seller or Purchaser, as the case may be. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Iowa.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission (with a copy to follow by either overnight courier or certified mail, return receipt requested, postage prepaid), addressed as follows:

               1.   If to Seller:

                    Equity Office Holdings, L.L.C.
                    Two North Riverside Plaza
                    Suite 2200
                    Chicago, Illinois  60606
                    Attention:  Ronald Glass

                    With a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Suite 1515
                    Two North Riverside Plaza
                    Chicago, Illinois  60606
                    Attention:  Ira Chaplik

               2.   If to Purchaser:

                    Alcock Development Co., Inc.
                    1255 North Sandburg Terrace
                    Suite 509
                    Chicago, Illinois  60610
                    Attention:  Gary Alcock

                    With a copy to:

                    Kenneth L. Spector, Esq.
                    19 South LaSalle Street, Suite 1300
                    Chicago, Illinois 60603

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 9(F).

          G. Purchaser's right of inspection pursuant to Section 8 above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections and shall, at Seller's option, be permitted to have a representative present during all contacts between (i) Purchaser and the tenants, and (ii) Purchaser and the parties to the Service Contracts. Neither Purchaser nor its agents or representatives shall contact any tenants or parties to the Service Contracts without the prior written consent of Seller, which shall not be unreasonably withheld. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from physical damage or personal injury caused by Purchaser's inspections as provided for in Section 8 above.

          H. Seller represents and warrants to Purchaser that, to the Actual Knowledge of Seller:

               1.   Seller holds fee simple title to the Property.

               2. The list attached hereto as Schedule 1 lists the name of the party providing services to Seller, and the respective term and cancellation provision, under each of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and/or operation of the Property, and the list attached hereto as Schedule 2 lists the name of the tenants under each of the Leases of the Property.

               3. Seller owns all of the right, title and interest of lessor under the Leases, free and clear of any prior assignments or pledges.

               4. Seller owns all of the right, title and interest of the party listed as owner under the Service Contracts, free and clear of any prior assignments or pledges.

               When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not constructive) current knowledge of Alissa Schneider, Assistant Vice President-Asset Management of Equity Office Holdings, L.L.C., a Delaware limited liability company. The representation and warranty contained in Section 9(H)(1) above shall not survive the Closing, and the representations and warrantys contained in Section 9(H)(2), 9(H)(3), and 9(H)(4), above shall survive the Closing for a period of four (4) months.

          I. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, BUT SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS ("DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY AND THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN. SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R.,

OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

          SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

          J. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury.

          K. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party (other than its counsel, lenders, consultants prospective leasing brokers, or other individuals actively involved in assisting Purchaser in the transaction) the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith.

          L. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          M.   Seller hereby covenants and agrees with Purchaser that:

               1. From and after the date hereof through the expiration of the Review Period, Seller may enter into any new Lease or Service Contract, or any modification, amendment, restatement or renewal of any existing Leases or Service Contracts (collectively, "New Agreements") without Purchaser's consent, so long as Seller delivers a copy of any New Agreements to Purchaser at least three (3) business days prior to the expiration of the Review Period.

               2. Following the expiration of the Review Period, Seller shall not enter into any New Agreement without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller's request for approval or disapproval of a New Agreement within ten (10) days after Purchaser's receipt of Seller's request, Purchaser shall be conclusively deemed to have approved of such New Agreement.

               3. From and after the date hereof through the Closing, Seller shall operate the Property in the ordinary course of business and in conformity with Seller's past practices, except that following the date hereof, Seller shall be under no obligation to make any capital expenditures for the Property.

          N. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


SELLER:                                         PURCHASER:
FIRST CAPITAL SERIES XII-EQUITABLE, L.L.C.,     ALCOCK DEVELOPMENT CO., INC. a
Delaware limited liability company
                                                 -------------------------

By:  First Capital Income and Growth Fund-      By:
     Series XII, an Illinois limited               -----------------------
     partnership, its managing member           Its:
                                                    ----------------------

     By:  First Capital Financial Corporation, a Florida
          corporation, its general partner

          By:
             -----------------------------------

          Its:
              ----------------------------------


                    EXHIBITS
                    --------

                    A - Legal Description
                    B - Permitted Exceptions
                    C - Form of Estoppel Certificate

                    SCHEDULES
                    ---------

                    1 - Service Contracts
                    2 - Tenants under Leases

                                   EXHIBIT A
                               LEGAL DESCRIPTION
                               -----------------

                                   EXHIBIT B
                             PERMITTED EXCEPTIONS
                             --------------------

1.   Acts of Purchaser, and those claiming by, through and under Purchaser.

2.   General and special taxes and assessments not yet delinquent.

3. Rights of tenants as tenants only under the Leases, and those claiming by, through and under said tenants as tenants only.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

                                   EXHIBIT C

                        FORM TENANT ESTOPPEL CERTIFICATE
                        --------------------------------

______________________
______________________
______________________
______________________
(insert name of Purchaser)


__________________________ (Seller)
c/o Equity Office Properties, L.L.C.
Two North Riverside Plaza
Suite 2244
Chicago, Illinois  60606


Ladies and Gentlemen:

     At the request of _______________________________________ ("Landlord"),
made in connection with the proposed sale of the ___________________________________________ (the "Property") and Landlord's
interest in the "Lease" (as hereinafter defined) to ______________________________ ("Purchaser"), the undersigned hereby certifies to Landlord and Purchaser as follows:

     1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")] for suite(s) _______ on the ________ floor(s) at the Property (the "Premises"), a true, correct and complete copy of which is attached hereto as Exhibit "A".

     2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

     3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through _______, 1996 and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through ______________, 1996.

     4. The Landlord is not in default under the Lease, and no condition or event which, with notice and/or the lapse of time, would be such a default.

     5.   The expiration date of the Lease is ____________________, 19___.

     6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

     7.   There is no prepaid rent, except $ _____________.

     8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

     9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

     10. The undersigned has fully accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month's abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant's interest in the Lease.

     11. [All work required to be performed by Landlord with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant except for _________________.] [All amounts to be paid by Landlord under the Lease with respect to work in the Premises has been paid by Landlord except for ________________.]

     12. The "base year" for operating expense reimbursements and real estate taxes under the Lease is 19___.

     13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property, or any interest in all or any part of the Premises or the Property.

     14. This Tenant Estoppel Certificate (this "Certificate") shall inure to the benefit of Landlord and Purchaser.

     15. If we are a corporation, the undersigned is a duly appointed officer of the corporation signing this Certificate and is the incumbent in the office indicated under this Certificate and is the incumbent in the office indicated under his or her name. In any event, the undersigned is duly authorized to execute this Certificate.

                              Very truly yours,


                              ______________________, Tenant



                              By:_____________________________________
                              ___________________, Title

                              Date: ____________________, 1996

                                   SCHEDULE 1
                                   ----------
Service Contracts:
------------------

                                   SCHEDULE 2
                                   ----------

List of Tenants:
----------------